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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
CITIZENS REPUBLIC BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
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     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Shareholders:

We are pleased to invite you to a special meeting of the shareholders of Citizens Republic Bancorp, Inc. called for the purpose of approving a significant increase in the number of authorized shares of common stock. The meeting will be held at 8:30 a.m. local time, on September 9, 2009 at the Holiday Inn-Gateway Centre at 5353 Gateway Centre in Flint, Michigan 48507.

The board of directors recommends that you vote “FOR” the proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 shares to 1,050,000,000 shares, “FOR” the proposal to permit Citizens to issue additional common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for certain outstanding debt securities and “FOR” the proposal to permit the board of directors to adjourn the special meeting in its discretion.

Your vote is important. Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Cathleen H. Nash President and Chief Executive Officer Citizens Republic Bancorp, Inc.	Thomas W. Gallagher Executive Vice President General Counsel and Secretary

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 9, 2009
PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT
SECURITY OWNERSHIP
PROPOSAL TO APPROVE AN AMENDMENT TO THE CORPORATION’S
PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK IN AN EXCHANGE TRANSACTION IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635 (THE “DEBT EXCHANGE PROPOSAL”)
ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL MEETING (THE “ADJOURNMENT PROPOSAL”)
INFORMATION INCORPORATED BY REFERENCE
OTHER MATTERS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 9, 2009

To the Shareholders of Citizens Republic Bancorp, Inc.:

Notice is hereby given that a special meeting of shareholders of Citizens Republic Bancorp, Inc. (“Citizens” or the “Corporation”) will be held at the Holiday Inn-Gateway Centre at 5353 Gateway Centre in Flint Michigan 48507 on September 9, 2009 at 8:30 a.m., local time, for the following purposes:

(1) To approve a proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 1,050,000,000 shares (the “Common Stock Proposal”),

(2) To approve a proposal to issue additional shares of our common stock in accordance with Nasdaq Market Rule 5635 in exchange for up to $125 million principal amount of our outstanding subordinated notes (the “Debt Exchange Proposal”),

(3) To approve a proposal to grant the board of directors authority to adjourn, postpone or continue the special meeting (the “Adjournment Proposal”), and

(4) To consider and act upon any other matters that are both necessary to obtaining a shareholder vote for the Common Stock Proposal, the Debt Exchange Proposal and the Adjournment Proposal and to properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record of Citizens common stock outstanding at the close of business on July 29, 2009 are entitled to notice of and to vote at the meeting.

You are invited to attend this meeting. Please date, sign and return your proxy promptly whether or not you plan to be present at the meeting. In the alternative, you may vote via the Internet or by telephone by following the procedures set forth on the enclosed proxy card. You may still vote in person if you attend the meeting and are a shareholder of record or have a legal proxy from a shareholder of record.

By Order of the Board of Directors

Thomas W. Gallagher
Executive Vice President
General Counsel and Secretary

Flint, Michigan
July 31, 2009

Citizens Republic Bancorp, Inc.
328 South Saginaw Street
Flint, Michigan 48502

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for our special meeting of shareholders to be held on September 9, 2009 or any adjournment or postponement of the meeting. The time, place and purposes of the meeting are disclosed on the cover page of these materials and in the notice of the special meeting. Directions to attend the meeting in person may be obtained by contacting Ms. Kristine Brenner, director of Investor Relations, at (810) 257-2506.

This proxy statement, the proxy and the notice of the special meeting of shareholders are first being sent or given to shareholders on or about July 31, 2009. References in this proxy statement to “us,” “we,” “our” or the “Corporation” refer to Citizens Republic Bancorp, Inc.

The holders of our common stock as of the close of business on July 29, 2009 will be entitled to be present and to vote at the meeting. Each share of our common stock is entitled to one vote on each matter to be voted at the meeting. There are no other classes of our stock entitled to vote at the meeting. On July 29, 2009, there were 126,254,577 shares of our common stock outstanding and entitled to vote. The board of directors requests that you execute and return the proxy promptly, whether or not you plan to attend the meeting. Instead of returning signed proxy cards, shareholders of record may vote their shares over the Internet, or by calling a specially designated telephone number. These Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. Specific instructions for shareholders of record that wish to use the Internet or telephone voting procedures are included on the proxy card, and this proxy statement and the proxy card are available at www.citizensbanking.com/shareholdermeeting. Shareholders who vote via the Internet or by telephone do not need to mail their proxy cards. Any vote by proxy, Internet or telephone may be revoked by the person giving it at any time before the meeting by giving written notice of such revocation to the corporate secretary, by executing another proxy or using the Internet or telephone voting procedures as of a date subsequent to the prior proxy or Internet or telephone vote, or, if you are a shareholder of record or have a legal proxy from a shareholder of record, by voting in person at the special meeting.

The shares represented by properly executed proxies (including those properly voted by telephone or Internet) will be voted in accordance with the instructions provided therein and where no instructions are given, will be voted in favor of the proposal to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of common shares authorized for issuance, which we refer to as the “Common Stock Proposal,” the proposal to approve the potential issuance of common stock in accordance with Nasdaq Marketplace Rule 5635 in exchange for certain outstanding debt securities of the Corporation, which we refer to as the “Debt Exchange Proposal,” and the proposal to grant the board of directors the authority to adjourn, postpone or continue the special meeting, which we refer to as the “Adjournment Proposal.” Approval of the Common Stock Proposal requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the meeting. Approval of the Debt Exchange Proposal and the Adjournment Proposal require the affirmative vote of a majority of the votes cast on such proposal at the meeting. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the special meeting and will not impact the vote on the Debt Exchange Proposal and the Adjournment Proposal, but in the case of the Common Stock Proposal, broker non-votes and abstentions will have the same effect as a vote against that proposal. “Broker non-votes” result when shareholders hold their shares in street name and do not provide voting instructions to their broker or other nominee. Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules.

We will bear the cost of soliciting proxies, which will be solicited primarily by mail. We have retained the Altman Group, specialists in proxy solicitation, to solicit proxies from brokers, bank nominees, and other institutional holders of our common stock at an anticipated cost of $8,000 plus certain out-of-pocket expenses. Proxies may also be solicited by our directors and employees personally, and by telephone, facsimile, or other means. No additional compensation will be paid to these individuals for proxy solicitation nor is it expected to result in more than a minimal cost to us. We may make arrangements directly with banks, brokerage houses, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock held of record by them and to obtain authorization for the execution of proxies. We expect to reimburse these institutional holders for their reasonable expenses in connection with these activities.

The persons named in the proxy to represent shareholders who are present by proxy at the meeting are James L. Wolohan and Cathleen H. Nash.

Important Notice Regarding Delivery of Proxy Statement

To reduce the expenses of delivering duplicate materials to our shareholders, we are taking advantage of householding rules that permit us to deliver only one set of proxy solicitation materials to shareholders who share the same address, unless otherwise requested. Each shareholder retains a separate right to vote on all matters presented at the meeting.

If you share an address with another shareholder and have received only one set of materials, you may write or call us to request a separate copy of these materials at no cost to you. For future shareholders meetings, you may request separate materials or request that we only send one set of materials to you if you are receiving multiple copies by writing to us at sendmaterial@proxyvote.com, or calling us at 1-800-579-1639.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT

Q:	What am I voting on?

You are voting on three proposals: a proposal to amend the Corporation’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 1,050,000,000, a proposal to approve an exchange of newly issued shares of common stock for up to $125 million principal amount of our outstanding subordinated notes, and a proposal to grant the board of directors authority to adjourn, postpone or continue the special meeting.

Q:	Why does the company need to hold this vote?

Like many financial institutions across the United States, Citizens has been impacted by deteriorating economic conditions. Recent events such as bankruptcy filings by significant automotive manufacturers and suppliers, as well as announced automotive plant and dealer closings, affect the national economy in general and the Michigan economy in particular. As a result, we believe that additional capital may be necessary to maintain and strengthen our balance sheet to withstand the effects of increased economic stress and uncertainty over the coming months and years. However, we currently have an insufficient number of authorized but unissued shares available to proactively raise a significant amount of capital. Therefore, we believe it is necessary to take steps now to authorize additional shares in order to have sufficient shares to meet future well-capitalized levels in a further stressed environment.

As of the date of this proxy statement, our Amended and Restated Articles of Incorporation provide for 150,000,000 shares of authorized common stock, of which at July 29, 2009, 126,254,577 shares were issued and outstanding and approximately 17,578,125 shares were reserved for issuance upon the exercise of the common stock purchase warrant issued to the U.S. Treasury in connection with our Series A Preferred Stock and 5,486,303 shares were reserved for issuance upon the exercise of outstanding stock options and for future awards under our stock-based compensation plans. That leaves only approximately 680,995 shares unissued and unreserved. We are considering various initiatives to increase our capital and strengthen our balance sheet, as described under “Proposal to Approve an Amendment to the Corporation’s Amended and Restated Articles of Incorporation to Increase the Number of Authorized Shares (the “Common Stock Proposal”) — Why We Are Seeking Shareholder Approval.” All of these initiatives involve the issuance of common stock or securities convertible into common stock. One of these initiatives is to exchange common stock for outstanding subordinated notes we issued in 2003 as contemplated in the Debt Exchange Proposal. Because the number of shares needed for this exchange may exceed 20% of our currently outstanding shares and the value of the outstanding subordinated notes we receive in exchange for each share of our common stock may be less than the greater of book value or market value per share of our common stock, and because it is possible one or more holders of the subordinated notes would acquire common shares amounting to more than 20% of the outstanding common shares following the exchange, Nasdaq rules require us to seek the approval of our shareholders for the exchange. Also, since we have insufficient shares to complete the exchange contemplated by the Debt Exchange Proposal, the exchange is also contingent on approval of the Common Stock Proposal. Further, due to the importance of the Common Stock Proposal and the Debt Exchange Proposal to Citizens’ future, we are also seeking authority from shareholders through the Adjournment Proposal to temporarily delay the meeting to provide time for management to solicit additional proxies in the event there are insufficient votes to approve these proposals.

Q:	Who is entitled to vote?

July 29, 2009 is the record date for the special meeting. If you owned our common stock at the close of business on July 29, 2009, you are entitled to vote. On that date, there were 126,254,577 shares of our common stock outstanding and entitled to vote at the special meeting. Our common stock is our only class of voting stock. We will begin making this proxy statement available to all shareholders entitled to vote at www.citizensbanking.com/shareholdermeeting, on July 31, 2009.

Q:	How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on July 29, 2009.

Q:	May I vote by telephone or via the Internet?

Yes. You may submit your vote by mailing a proxy card or you may vote via the Internet or by telephone. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card. If you hold your shares in “street name,” you should refer to the instructions provided by your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote by telephone or via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the special meeting, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the special meeting and vote.

Q:	How do I vote in person at the special meeting?

You may vote shares held directly in your name as the shareholder of record in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring your proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

You may vote shares beneficially owned and held in “street name” only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the special meeting an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were the beneficial owner of the shares on July 29, 2009.

Q:	What votes need to be present to hold the special meeting?

We need a majority of the shares of our common stock outstanding on July 29, 2009 to be present, in person or by proxy, to hold the special meeting.

Q:	Are there any dissenters rights or appraisal rights?

Pursuant to applicable Michigan law, there are no dissenters or appraisal rights relating to the matters to be acted upon at the meeting.

Q:	What is the voting recommendation of the board?

The board of directors recommends a vote “FOR” the Common Stock Proposal, the Debt Exchange Proposal and the Adjournment Proposal.

Q:	Where can I find the voting results?

We will publish the voting results in our Form 10-Q for the quarter in which the meeting occurs. You can find the Form 10-Q at the Investor Relations section of our website at www.citizensbanking.com.

Q:	Whom should I contact if I have any questions?

If you have any questions before you vote, please contact Ms. Kristine Brenner, director of Investor Relations, at (810) 257-2506.

SECURITY OWNERSHIP

Certain Beneficial Owners

The table below includes all of our shareholders that we know to beneficially own more than 5 percent of our common stock as of December 31, 2008, unless otherwise indicated.

								Common
								Stock
								Beneficially
								Owned as a
								Percentage of
								Outstanding
Name and Address of	Common Stock	Investment Power			Voting Power			Common
Beneficial Owner	Beneficially Owned	Shared	Sole	None	Sole	Shared	None	Stock

Barclays Global Investors (Deutschland) AG Apianstrasse 6 D-85774 Unterfohring, Germany(1)	7,161,328	7,161,328	-0-	-0-	6,856,811	-0-	-0-	5.6%
Wellington Management Corporation, LLP 75 State Street Boston, MA 02109(2)	10,837,500	-0-	10,837,500	-0-	-0-	9,821,700	-0-	8.6%

(1)	The information furnished for Barclays Global Investors (Deutschland) AG is based upon information as of December 31, 2008 contained in Schedule 13G filed with the Securities and Exchange Commission.

(2)	The information furnished for Wellington Management Corporation, LLP is based upon information as of December 31, 2008 contained in Schedule 13G filed with the Securities and Exchange Commission.

Management

The following table reflects the beneficial ownership of our common stock as of July 29, 2009 by:

•	each director;

•	each executive officer named in the “Summary Compensation Table” under “Executive Compensation” in our 2009 annual meeting proxy statement, whom we refer to as our Named Executive Officers; and

•	our current directors and all executive officers as a group.

The information in the table has been obtained from these individuals and is reported in accordance with the applicable rules of the Securities and Exchange Commission, or Commission. Under these rules, a person is deemed to beneficially own stock if they have or share the power to vote or dispose of the stock or have the right to acquire the power to vote or dispose of the stock within the next 60 days. As a result, the amounts shown in the table do not necessarily reflect stock ownership for any purpose other than compliance with the Commission’s reporting requirements.

				Common Stock
				Beneficially Owned
	Common Stock			as a Percentage of
	Beneficially	Sole Voting and	Shared Voting and	Outstanding
Name	Owned(1)	Dispositive Power	Dispositive Power	Common Stock

Lizabeth A. Ardisana	29,267	29,267	-0-	*
George J. Butvilas	228,783	228,648	135	*
Charles D. Christy	264,134	260,834	3,300	*
Robert S. Cubbin	19,800	19,800	-0-	*
Richard J. Dolinski	64,117	61,117	3,000	*
Roy A. Eon	103,346	100,480	2,866	*
William R. Hartman(2)	738,710	738,710	-0-	*
Gary J. Hurand	426,593	88,086	338,507	*
Dennis J. Ibold	178,326	86,994	91,332	*
Benjamin W. Laird	31,397	31,397	-0-	*
Stephen J. Lazaroff	72,295	72,295	-0-	*
Cathleen H. Nash	132,631	132,631	-0-	*
Clinton A. Sampson	93,225	93,225	-0-	*
John D. Schwab(2)	148,425	133,344	15,081	*
Kendall B. Williams	26,804	26,091	714	*
James L. Wolohan(3)	356,367	356,367	-0-	*
Steven E. Zack	90,250	90,250	-0-	*
All current directors and executive officers as a group (24 persons)	3,824,591	3,149,178	675,413	3.00%

*	Represents holdings of less than one percent.

(1)	The following table shows the number of shares included in the column that (1) may be acquired upon exercise of options which are exercisable or become exercisable on or before September 27, 2009, (2) are unvested restricted shares granted under our Stock Compensation Plan, or (3) are pledged by the owner as security.

		Restricted
Name	Options	Shares(a)	Pledged Shares

Lizabeth A. Ardisana	3,425	348	-0-
George J. Butvilas	-0-	348	-0-
Charles D. Christy	135,598	84,173	-0-
Robert S. Cubbin	-0-	-0-	-0-
Richard J. Dolinski	5,925	348	-0-
Roy A. Eon	80,674	-0-	-0-
William R. Hartman	571,435	-0-	-0-
Gary J. Hurand	3,737	348	-0-
Dennis J. Ibold	3,737	348	-0-
Benjamin W. Laird	5,925	348	-0-
Stephen J. Lazaroff	5,925	348	-0-
Cathleen H. Nash	-0-	104,173	-0-
Clinton A. Sampson	71,742	3,565	-0-
John D. Schwab	110,211	-0-	-0-
Kendall B. Williams	5,925	348	-0-
James L. Wolohan	5,925	348	-0-
Steven E. Zack	-0-	348	-0-
All current directors and executive officers as a group (24 persons)	1,240,295	466,878	-0-

(a)	Restricted stock awards to our directors vest in three equal annual installments beginning one year after grant, assuming that the director continues to serve as a director. The restrictions associated with some of the restricted stock grants made to the Named Executive Officers, will lapse at the rate of one-third each year beginning on the first anniversary of the grant date. The restrictions associated with the 10,111 restricted shares granted to Ms. Nash in connection with her becoming an employee lapsed on July 3, 2009, which was the third anniversary of the grant date. With regard to the shares granted as described above, if the Named Executive Officer terminates employment due to death or disability, or if we terminate the Named Executive Officer’s employment pursuant to our severance pay plan, then the Named Executive Officer will receive a pro-rata portion of any unvested restricted shares. However, if the Named Executive Officer retires, resigns, is terminated for cause, or is terminated without cause and not pursuant to our severance pay plan, then any unvested restricted shares will be forfeited. In the event of a change in control, the provisions of our Amended and Restated Change in Control Agreements would apply, and the restricted stock would become fully vested, subject to limitations imposed by applicable law at the time. Holders of restricted shares have voting and dividend rights with respect to these shares upon grant to the same extent as holders of other outstanding shares of common stock.

In January 2009, certain Named Executive Officers received long-term incentive awards consisting of a long-term equity component and a cash component. The long-term equity component is performance based and in the form of restricted shares. Generally, the restrictions as to 50% of the shares granted will lapse on January 29, 2011 if both of the following performance measures are met: (i) we are profitable in 2010 (based on net income); and (ii) our 2010 pre-tax/pre-provision income improves over 2009 results. On January 29, 2012 the restrictions on the remaining 50% of the granted shares (or in the event the aforementioned performance measures are not achieved in 2010 the restrictions on the full 100% of the shares granted) will lapse if: (i) we are profitable in 2011 (based on net income); and (ii) 2011 pre-tax/pre-provision income improves over 2010 results. If both of the aforementioned performance measures are not met for 2011, then any shares remaining unvested will be canceled. Pre-tax/pre-provision income represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, and impairment charges (such as goodwill, credit writedowns, and fair-value adjustments). If the executive officer retires, resigns, or is terminated for cause, then any unvested restricted shares and unearned cash will be forfeited. If the executive officer’s position is eliminated, then the executive officer will receive a pro-rata portion of any vested restricted shares (if the performance targets have been met) and the cash portion of the award will be forfeited. However, if the executive officer terminates employment due to death or disability, or if we terminate the officer’s employment without cause, then the executive officer will receive a pro-rata portion of any vested restricted shares (if the performance targets have been met) and earned cash. In the event of a change in control, the provisions of our Amended and Restated Change in Control Agreements would apply and the incentive awards would be fully vested, subject to limitations imposed by law applicable at the time. The restricted shares reflected in this column for the Named Executive Officers become vested and transferable as follows:

	5/23/2010	1/29/2011	1/29/2012	Total

William R. Hartman	-0-	-0-	-0-	-0-
Charles D. Christy	4,173	40,000	40,000	84,173
Cathleen H. Nash	4,173	50,000	50,000	104,173
John D. Schwab	-0-	-0-	-0-	-0-
Clinton A. Sampson	3,565	-0-	-0-	3,565
Roy A. Eon	0-	-0-	-0-	-0-

(2)	Messrs. Hartman and Schwab are no longer employees of Citizens.

(3)	The shares shown for Mr. Wolohan do not include 31,691 shares held by the Wolohan Family Foundation, of which Mr. Wolohan is a director, or 22,500 shares held in trusts for Mr. Wolohan’s nieces and nephews of which Mr. Wolohan is a trustee. Mr. Wolohan disclaims beneficial ownership of such shares.

PROPOSAL TO APPROVE AN AMENDMENT TO THE CORPORATION’S
AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES (THE “COMMON STOCK PROPOSAL”)

On June 15, 2009, our Board of Directors approved a resolution that Article III of our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) be amended to increase the number of shares of our authorized common stock, no par value per share, from 150,000,000 shares to 1,050,000,000 shares, subject to the approval of Citizens’ shareholders, and we are now asking you to approve this amendment. No change is being proposed to the authorized number of shares of our preferred stock, which will remain at 5,000,000 shares.

As of the record date, there were 150,000,000 shares currently authorized for issuance under our Articles of Incorporation, of which 126,254,577 shares were issued and outstanding and approximately 23,064,428 shares were reserved for issuance upon the exercise of outstanding stock options and for future awards under our stock-based compensation plans, leaving approximately 680,995 shares unissued and unreserved.

If the Common Stock Proposal is approved, we intend to file a certificate of amendment to our Articles of Incorporation with the Department of Energy, Labor and Economic Growth of the State of Michigan, which will become effective upon filing. The certificate of amendment would provide that the initial section of Article III of our Articles of Incorporation (excluding the certificates of designations relating to previously issued series of preferred stock) be amended to read as follows:

“The total authorized capital stock is:

Common shares 1,050,000,000 No Par Value

Preferred shares 5,000,000 No Par Value”

Why We Are Seeking Shareholder Approval

Pursuant to the law of our state of incorporation, Michigan, our board of directors must approve any amendment to our Articles of Incorporation and submit the amendment to shareholders for their approval. The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the Common Stock Proposal.

Like many financial institutions across the United States, Citizens has been impacted by deteriorating economic conditions in Michigan and the Upper Midwest states in which we operate, and declining real estate markets have adversely affected the value of our loan portfolio. As a result of such events, we completed two capital raising transactions in 2008 that resulted in the issuance of common stock and preferred stock. However, due to recent events affecting the national economy and particularly the Michigan economy, including the recent bankruptcy filings by General Motors Corporation, Chrysler LLC and a number of Tier I automobile parts suppliers, we believe that additional capital is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years. Consequently, management and the board of directors are considering actions to raise additional capital. As noted above, however, we have very few authorized but unissued shares currently available for issuance, other than shares reserved for other purposes. We therefore believe it is necessary to take steps now to authorize a sufficient number of additional shares to allow us to move promptly to raise additional capital in the short term and to provide additional shares for future issuances should further capital needs arise.

We are considering and, in certain cases as described below, pursuing various initiatives to increase our capital and strengthen our balance sheet through a variety of means involving the issuance or potential issuance of common stock, including the following:

•	We are making an offer to holders of our 5.75% subordinated notes due February 1, 2013 to exchange shares of our common stock for such debt. If this offer is fully successful, this exchange would convert up to $125 million of outstanding debt to common stock. See “Proposal To Approve The Issuance Of Common Stock In An Exchange Transaction In Accordance With Nasdaq Marketplace Rule 5635.”

•	We are making an offer to exchange shares of our common stock for our outstanding trust preferred securities that are traded on the New York Stock Exchange. There are currently $150 million aggregate liquidation amount of these securities outstanding. Distributions on these securities are payable quarterly in arrears at an annual rate of 7.50%.

•	We have applied for an investment by the U.S. Treasury of up to $290 million: $190 million in new capital pursuant to its Capital Assistance Program and up to an additional $100 million under the Capital Assistance Program that would be exchanged for a portion of the outstanding preferred stock issued to the U.S. Treasury under its Capital Purchase Program in 2008. The terms of such an investment are described under “CAP Treasury Investment” below. The Treasury is not obligated to approve, and there is no assurance the Treasury will approve, the Corporation’s application to the Program or, if approved, to invest the full amount for which the Corporation may be eligible. Further, we may determine not to accept some or all of the amount of investment for which we are approved. Our application to Treasury provides that we will obtain approval of an increase in our authorized common stock sufficient to fulfill our obligations to reserve the specified number of shares for issuance upon conversion of the related preferred shares and exercise of the related warrant.

•	We are considering one or more offerings of common stock or convertible preferred stock for cash.

Any cash proceeds from the Treasury investment under the Capital Assistance Program and the other contemplated transactions would be used for general corporate purposes, including without limitation maintaining the Corporation’s subsidiary banks at well-capitalized levels, providing the subsidiary banks with capital to lend to their current and future customers, and reducing the Corporation’s outstanding debt. We have not made any other determination about any specific use of proceeds. There would be no cash proceeds from the issuance of preferred stock under the Capital Assistance Program that would be exchanged for a portion of the outstanding preferred stock issued to the U.S. Treasury under its Capital Purchase Program in 2008 nor will there be cash proceeds from the issuance of common shares under the Debt Exchange Proposal or the exchange offer for outstanding trust preferred securities.

The additional authorized shares of common stock will also be available from time to time for other corporate purposes, including acquisitions of other companies, products, technologies or businesses, stock dividends, stock splits and other distributions, and in connection with equity-based benefit plans. We do not have any current intention or plan to issue shares of common stock for any of these purposes, other than upon the exercise of outstanding stock options and future issuances under our compensation plans to the extent deemed appropriate by the Compensation and Human Resources Committee of our board of directors.

Authorized but unissued shares of our common stock may be issued from time to time upon authorization by our board of directors, at such times, to such persons and for such consideration as the board of directors may determine in its discretion and generally without further approval by shareholders, except as may be required for a particular transaction by applicable law, regulation or stock exchange rule. When and if such shares are issued, they would have the same voting and other rights and privileges as the currently issued and outstanding shares of common stock.

Certain Material Terms of the Common Stock

All of the outstanding shares of our common stock are fully paid and nonassessable. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, the holders of common stock are entitled to receive:

•	dividends when, as and if declared by our board of directors out of funds legally available for the payment of dividends; and

•	in the event of dissolution of Citizens, to share ratably in all assets remaining after payment of liabilities and satisfaction of the liquidation preferences, if any, of then outstanding shares of preferred stock, as provided in our Articles of Incorporation.

We are currently prohibited from paying cash dividends and (with certain exceptions described below) repurchasing shares of common stock pursuant to the Letter Agreement between Citizens and the U.S. Treasury, dated December 12, 2008, pursuant to which we completed our sale to the U.S. Treasury as part of the Treasury’s Capital Purchase Program of certain preferred shares (the “CPP Preferred Shares”) and a warrant to purchase common shares. This restriction will remain in effect until the earlier of December 12, 2011 or such time as Treasury no longer holds the CPP Preferred Shares. If we receive an investment from the Treasury under the Capital Assistance Program, we will be prohibited, while the related convertible preferred shares are owned by Treasury or Treasury owns any common shares issued to it under the Capital Assistance Program, from paying dividends on common shares in excess of $.01 per share and (with certain exceptions described below) from repurchasing common shares.

The U.S. Treasury’s Capital Purchase Program and Capital Assistance Program permit repurchases of shares of our common stock only under the following limited circumstances:

•	in connection with the administration of any employee benefit plan in the ordinary course of business and consistent with past practice;

•	purchases by a broker-dealer subsidiary of Citizens solely for the purpose of market-making, stabilization or customer facilitation transactions in common stock or other securities that are junior to or on a parity with the CPP Preferred Shares in the ordinary course of its business;

•	purchases by a broker-dealer subsidiary of Citizens for resale pursuant to an offering by Citizens underwritten by such broker-dealer subsidiary;

•	the redemption or repurchase of rights pursuant to any shareholders’ rights plan;

•	the acquisition by Citizens of record ownership of common stock or other securities that are junior to or on a parity with the CPP Preferred Shares for the beneficial ownership of any other persons, including trustees or custodians; and

•	the exchange or conversion of common stock for or into other securities that are junior to or on a parity with the CPP Preferred Shares or trust preferred securities for or into common stock or other securities that are junior to or on a parity with the CPP Preferred Shares, in each case solely to the extent required pursuant to binding contractual agreements entered into prior to December 12, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.

In addition, as a bank holding company, our ability to pay distributions will be affected by the ability of our banking subsidiaries to pay dividends under applicable laws, rules and regulations. The ability of these banking subsidiaries, as well as the Corporation, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote at a shareholders meeting, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any additional shares of common stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Our common stock is traded on the Nasdaq Global Select Market under the symbol “CRBC”.

CAP Treasury Investment

Citizens has applied for an investment by the U.S. Treasury of up to $290 million pursuant to Treasury’s Capital Assistance Program, $190 million of which would be new capital and up to an additional $100 million of which would be exchanged for a portion of the outstanding preferred stock issued to the U.S. Treasury under its Capital Purchase Program in 2008. Such investment would be made in the form of the Corporation’s Mandatorily Convertible Preferred, liquidation preference $1,000 per share. (the “CAP Preferred Shares”), and a common stock purchase warrant (the “Warrant”). The CAP Preferred Shares would count as Tier I capital for regulatory capital purposes and so would increase our capital upon issuance. Unlike CPP Preferred Shares, CAP Preferred Shares may be converted into common stock at the option of the Corporation. If the Corporation replaces CPP Preferred Shares with CAP Preferred Shares and then converts a portion of the CPP Preferred Shares into common stock, the Corporation would reduce its future cash obligations and increase its Tier I common equity.

The following is a summary of the material proposed standardized terms of such securities based on the term sheet posted on Treasury’s website at www.ustreas.gov. The terms of the CAP Preferred Shares and the Warrant are subject to further changes by the Treasury and to the terms and conditions of the legal documents entered into between the Corporation and Treasury. If the number of shares into which the CAP Preferred Shares are convertible and for which the Warrant may be exercised exceed 20% of our outstanding common shares prior to closing any transaction with Treasury, or would result in Treasury beneficially owning more than 20% of our outstanding common shares after conversion or exercise, we will be required by applicable Nasdaq rules to seek shareholder approval of the investment by Treasury.

Conversion

The CAP Preferred Shares would mandatorily convert to common stock after 7 years at the “Conversion Price” and may be converted in whole or from time to time in part at the “Conversion Price” at the option of the Corporation at any time, subject to the approval of the Federal Reserve. In addition, the CAP Preferred Shares would be convertible at the Conversion Price at the option of the holder upon specified corporate events, including certain sales, mergers or changes of control of the Corporation. The “Conversion Price” would be $1.50 per share (90% of the average closing price for the common stock for the 20 trading day period ending February 9, 2009, the date immediately preceding the date on which the U.S. Treasury announced its Financial Stability Plan, of which the Capital Assistance Program is a component), subject to customary anti-dilution adjustments. Upon any conversion, we would also pay any accrued and unpaid dividends in either cash or in shares of common stock valued for this purpose at the closing price on the second preceding trading day.

Ranking

The CAP Preferred Shares would rank senior to common stock and pari passu with existing preferred shares other than preferred shares which by their terms rank junior to any existing preferred shares.

Dividend

The CAP Preferred Shares would pay cumulative dividends at a rate of 9% per annum, compounding quarterly.

Redemption of Convertible Preferred

The CAP Preferred Shares would be redeemable, subject to the approval of the Federal Reserve, in whole or in part at any time solely with the proceeds of one or more issuances of common stock for cash which results in aggregate gross proceeds to the Corporation of not less than 25% of the issue price of the CAP Preferred Shares, or additions to retained earnings. Any CAP Preferred Shares redeemed within the first two years of issuance would be redeemable at par, plus any accrued and unpaid dividends. After the first two years of issuance, CAP Preferred Shares would be redeemable at the greater of par plus accrued and unpaid dividends and the as-converted value. Following the redemption in whole of the CAP Preferred Shares held by Treasury, the Corporation would have the right to repurchase the Warrant issued in conjunction with the sale of the CAP Preferred Shares and any common stock then held by Treasury under the Capital Assistance Program at fair market value.

Dividends and Repurchases

For as long as any CAP Preferred Shares are outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking pari passu with the CAP Preferred Shares, or common shares (other than in the case of pari passu preferred shares, dividends on a pro rata basis with the CAP Preferred Shares), nor may the Corporation repurchase or redeem any junior preferred shares, preferred shares ranking pari passu with the Convertible Preferred or common shares, unless all accrued and unpaid dividends for all past dividend periods on the CAP Preferred Shares are fully paid. Even if such dividends have been so paid, for so long as any CAP Preferred Shares are outstanding and owned by Treasury or Treasury owns any common stock of the Corporation issued under the Capital Assistance Program, dividends declared and paid on the common stock must be no greater than $0.01 per share per quarter without Treasury’s consent. In addition, for so long as any CAP Preferred Shares are outstanding and owned by Treasury or Treasury owns any common stock of the Corporation, Treasury’s consent would be required for any repurchases of equity securities or trust preferred securities, subject to certain exceptions similar to those in the agreement governing the CPP Preferred Shares described above under “Certain Material Terms of the Common Stock.”

Voting Rights

The CAP Preferred Shares would have no voting rights prior to conversion to common stock, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the CAP Preferred Shares, (ii) any amendment to the rights of the CAP Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the CAP Preferred Shares. If dividends on the CAP Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the CAP Preferred Shares would have the right to elect two directors to our board of directors. The right to elect directors would end when full dividends have been paid for four consecutive dividend periods. Upon conversion of the CAP Preferred Shares, Treasury would have the same voting rights as other holders of our common stock. Treasury intends to publish a set of principles governing its use of these rights prior to closing any transactions.

Transferability

The CAP Preferred Shares and the underlying shares of common stock would not be subject to any contractual restrictions on transfer. We would be required to file a shelf registration statement covering the CAP Preferred Shares and the underlying shares of common stock as promptly as practicable after the date of the investment and to take all action required to cause such shelf registration statement to be declared effective as soon as possible. We would also grant to Treasury piggyback registration rights for the CAP Preferred Shares and the underlying shares of common stock and would take such other steps as may be reasonably requested to facilitate the transfer of the CAP Preferred Shares and the underlying shares of common stock including, if requested by Treasury, using reasonable efforts to list the CAP Preferred Shares on the Nasdaq Stock Market (if our common stock is listed there at the time).

After the mandatory conversion date, Treasury would make reasonable efforts to sell on an annual basis an amount of common stock equal to at least 20% of the total common stock owned by Treasury on the mandatory conversion date until all of the common stock owned by Treasury is sold. Following the conversion of the CAP Preferred Shares into common stock, we would have the right, subject to Federal Reserve approval, to repurchase any of such shares of common stock held by Treasury at a price equal to the greater of the Conversion Price and the market price of the common stock on the date of repurchase (calculated based on the average closing price during the 20 trading day period beginning on the day after notice of repurchase is given). Any such repurchases must be made with the proceeds of an issuance of common stock for cash or additions to retained earnings. Following the repurchase in whole of the common stock held by Treasury as provided above, we would have the right to repurchase the Warrant issued to Treasury under the Capital Assistance Program (and any common stock issued upon its exercise and then held by Treasury) at fair market value.

Executive Compensation, Transparency, Accountability, Monitoring, and Other Terms

The Corporation and its covered officers and employees would agree to comply with Treasury’s rules, regulations and guidance with respect to executive compensation, transparency, accountability and monitoring, as published and in effect at the time of the investment closing.

If we participate in the CAP, we will be required to submit monthly and quarterly reports to the U.S. Treasury detailing our lending by category, showing how many new loans we provided to businesses and consumers and how many asset-backed and mortgage-backed securities we purchased during the relevant period, accompanied by a description of the lending environment in the communities and markets we serve. These reports would also include a comparison to the most rigorous estimate of what our lending would have been in the absence of governmental support. We will furnish these reports to the SEC on Form 8-K simultaneously with the filing with the U.S. Treasury.

If we participate in the CAP, we will also be required to commit to participate in the Home Affordable Modification Program. The Home Affordable Modification Program is meant to assist “at-risk homeowners” avoid foreclosure by encouraging loan modifications that will result in affordable monthly mortgage payments. Under this program, the U.S. Treasury will partner with financial institutions to modify qualifying mortgages (principally via interest rate reductions but with a possibility of principal reductions as well) with a goal of substantially reducing monthly payments. The servicer/lender is responsible for making modifications to eligible mortgages that will bring the monthly payment down to 38% of the borrower’s gross monthly income, after which U.S. Treasury will share, on a dollar-for-dollar basis, the costs of further reducing the payment to a 31% debt-to-income ratio. The modified payments must remain in place for 5 years, after which the interest rate may be gradually stepped up by 100 basis points per year, subject to a permanent cap.

Servicers/lenders that modify loans under the Home Affordable Modification Program will receive an up-front fee of $1,000 for each loan that is modified, plus an additional “Pay for Success” fee of up to $1,000 per year for up to three years on each loan so long as the borrower stays in the program during this time. Servicers are eligible for one-time bonus payments of $1,500 for modifications made while a borrower is still current on mortgage payments. We expect our participation in the Home Affordable Modification Program would not have a material adverse effect on our financial condition and results of operation and could have a marginally positive effect.

Summary of Terms of Warrant to Be Issued in Connection With CAP Preferred Shares

Warrant

As part of the purchase of our CAP Preferred Shares, Treasury would also receive a ten-year Warrant to purchase at any time a number of shares of common stock having an aggregate market value (based on the Conversion Price) equal to 20% of the CAP Preferred Shares amount on the date of investment. The initial exercise price for the Warrant, and the price for determining the number of shares of common stock subject to the Warrant, would be the Conversion Price, subject to customary anti-dilution adjustments. If we issue $190 million of CAP Preferred Shares to Treasury, the Warrant would give Treasury the right to purchase 25.3 million common shares at $1.50 per share for ten years. If we issue an additional $100 million of CAP Preferred Shares to Treasury in exchange for outstanding CPP Preferred Shares, the Warrant would give Treasury the right to purchase a total of 38.7 million shares.

Transferability

The Warrant would not be subject to any contractual restrictions on transfer and would be registered for resale as discussed above. The Corporation would apply for Nasdaq listing of the shares underlying the Warrant.

Voting

Treasury would agree not to exercise voting power with respect to any shares of common stock issued to it upon exercise of the Warrant.

Substitution

In the event our common stock is no longer listed or traded on a national securities exchange or securities association, the Warrant would be exchangeable, at the option of Treasury, for senior term debt or another economic instrument or security of the Corporation such that Treasury is appropriately compensated for the value of the Warrant, as determined by Treasury.

Effect on Outstanding Common Stock

The amount of capital we may seek to raise through issuances of common stock, including through the initiatives under consideration and referenced above under “— Why We Are Seeking Shareholder Approval” or through other means, is likely to be substantial. While we are not one of the 19 institutions required to conduct a forward-looking capital assessment, or “stress test”, pursuant to the Supervisory Capital Assessment Program (the “SCAP”) applied by the U.S. Treasury and Federal bank regulatory agencies to those institutions in early 2009, it is possible that the U.S. Treasury or our bank regulators could apply a similar “stress test” to us, including in connection with our application for an investment by the U.S. Treasury pursuant to the Capital Assistance Program. Furthermore, both we and our regulators regularly perform a variety of analyses of our assets, including the preparation of stress case scenarios, and as a result of those assessments we could determine, or our regulators could require us, to raise additional capital.

The authorization of the additional shares would not, by itself, have any effect on the rights of shareholders. However, holders of common stock have no preemptive rights to acquire additional shares of common stock, so the future issuance of shares of common stock pursuant to the exchange of shares for subordinated notes as contemplated by the Debt Exchange Proposal, the exchange of shares for outstanding trust preferred securities, or any of the other potential capital raising initiatives discussed above would have an immediate and significant dilutive effect on earnings per share and the voting power of existing shareholders at the time of the issuance, as shown in the table below.

	No. of Shares Issued if 25% Tender(2)				No. of Shares Issued if 75% Tender(2)
		Trust				Trust
	Subordinated	Preferred		% of Total	Subordinated	Preferred		% of Total
Relevant Price(1)	Notes(3)	Securities(4)	Total	Outstanding(5)	Notes(3)	Securities(4)	Total	Outstanding(5)

$0.75	37,500,000	45,000,000	82,500,000	39.5%	112,500,000	135,000,000	247,500,000	66.2%
$0.70	40,178,571	48,214,286	88,392,857	41.2%	120,535,714	144,642,857	265,178,571	67.7%
$0.65	43,269,231	51,923,077	95,192,308	43.0%	129,807,692	155,769,231	285,576,923	69.3%
$0.59	47,669,492	57,203,390	104,872,881	45.4%	143,008,475	171,610,169	314,618,644	71.4%
$0.55	51,136,364	61,363,636	112,500,000	47.1%	153,409,091	184,090,909	337,500,000	72.8%
$0.50	56,250,000	67,500,000	123,750,000	49.5%	168,750,000	202,500,000	371,250,000	74.6%
$0.45	62,500,000	75,000,000	137,500,000	52.1%	187,500,000	225,000,000	412,500,000	76.6%
$0.40	70,312,500	84,375,000	154,687,500	55.1%	210,937,500	253,125,000	464,062,500	78.6%
$0.35	80,357,143	96,428,571	176,785,714	58.3%	241,071,429	258,928,571	500,000,000	79.8%
$0.30	93,750,000	112,500,000	206,250,000	62.0%	281,250,000	218,750,000	500,000,000	79.8%
$0.25	112,500,000	135,000,000	247,500,000	66.2%	337,500,000	162,500,000	500,000,000	79.8%

(1)	Relevant Price is the price per share of common stock used to determine the number of shares that would be issued in exchange for tendered subordinated notes or trust preferred securities. Relevant Price is the volume weighted average price of common shares for the five trading days ending on the expiration date of the exchange offers.

(2)	Assumes that the maximum number of shares of common stock issuable in the exchange offers would be 500 million.

(3)	Assumes that for each $1,000 aggregate principal amount of Subordinated Notes tendered, a holder would receive common stock with a value of $900.

(4)	Assumes that for each $25 liquidation amount of trust preferred securities tendered, a holder would receive common stock with a value of $22.50.

(5)	Assumes that the number of shares of common stock outstanding would be 126,298,743 (the number of shares of Citizens common stock outstanding on March 31, 2009).

Based on such assumptions, upon completion of a debt exchange and an exchange for outstanding trust preferred securities in which the holders of 75% of such securities participated at a Relevant Price of $0.59 Citizens’ existing shareholders would own only 28.6% of the Company’s outstanding common stock. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

Approval of the Common Stock Proposal could adversely affect the ability of third parties to take over or change the control of the Corporation. It is possible that an increase in authorized shares could render such an acquisition more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by making possible the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required shareholder approval for a proposed transaction for control. The board of directors has no current intention to authorize the issuance of additional shares for such purposes and is not aware of any present attempt to obtain control of us or otherwise accumulate our common stock. The issuances contemplated by the initiatives described above are intended for capital raising purposes only.

Pro Forma Financial Information

Selected unaudited pro forma financial information giving effect to the exchange offers for the Subordinated Notes and trust preferred securities and certain other transactions is set forth in the attached Annex I. Shareholders are urged to read the pro forma information carefully. The inclusion of any transactions in the pro forma financial information does not necessarily indicate that such transactions are likely to occur.

The board of directors recommends that you vote “FOR” the Common Stock Proposal to approve an amendment to the Articles of Incorporation to increase the number of authorized common shares from 150,000,000 to 1,050,000,000.

PROPOSAL TO APPROVE THE ISSUANCE OF COMMON STOCK IN AN EXCHANGE
TRANSACTION IN ACCORDANCE WITH NASDAQ MARKETPLACE RULE 5635 (THE “DEBT
EXCHANGE PROPOSAL”)

On July 8, 2009, our board of directors found it to be advisable and in the best interests of the Corporation that the Corporation pursue an offer to exchange shares of common stock for up to the entire $125 million outstanding principal amount of our outstanding 5.75% subordinated notes due February 1, 2013 (the “Subordinated Notes”). The maximum number of shares of common stock approved for issuance in the exchange is 750,000,000, subject to approval of the final terms of the exchange offers. If the Corporation proceeds with the exchange offer, the Corporation will issue for each $1,000 principal amount of Subordinated Notes accepted for exchange a number of shares of common stock, referred to herein as the “Exchange Ratio,” having a dollar value that is not more than $1,100 and not less than $750. The dollar value per share of common stock used in determining the Exchange Ratio will be the average volume weighted average price of one share of common stock for a designated number of trading days in the seven trading days ending not later than the last day of the exchange offer.

As noted previously in this proxy statement, due to recent events affecting the national economy and particularly the Michigan economy, including the recent bankruptcy filings by General Motors Corporation,

Chrysler LLC and a number of Tier I automobile parts suppliers, and the projected significant rise in unemployment rates in our primary markets, particularly Michigan, we believe that additional capital is necessary to maintain and strengthen our capital base as the effects of these events impact our business over the coming months and years. One means identified to improve our capital position is to offer to exchange common stock, which is considered both Tier 1 regulatory capital and Tier 1 common capital, to holders of our Subordinated Notes, which are not considered Tier 1 regulatory capital. The Subordinated Notes bear interest and will become due and payable in less than five years. As a result, the board of directors and management believe it is advisable and in the best interests of the Corporation to take proactive steps to increase our Tier 1 regulatory capital by offering to exchange common stock for the Subordinated Notes. If shareholders do not approve the Debt Exchange Proposal, it would be unlikely that the Corporation would be able to complete the exchange transactions at a level that would be meaningful to the Corporation, which could materially and adversely affect the Corporation’s business, financial results, and prospects.

Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance or potential issuance of shares, in a transaction other than a public offering, equal to 20% or more of the Corporation’s outstanding common stock or 20% or more of the voting power of the Corporation outstanding before the issuance, if the sale price of the common stock is less than the greater of the book or market value of the common stock. Shares of common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such a transaction are considered shares issued in such a transaction in determining whether the 20% limit has been reached.

In addition, Nasdaq Marketplace Rule 5635 requires shareholder approval prior to the sale or issuance or potential issuance of shares, in a transaction that would result in a change in control. Published Nasdaq interpretative guidance indicates that the ownership by a person of 20% or more of the outstanding common stock as a result of the issuance or potential issuance of shares could result in a change in control requiring shareholder approval.

Given the uncertainty in the value of the Subordinated Notes we may receive in exchange for each share of common stock in such a transaction, the amount of Subordinated Notes sought for exchange, the current market value of the common stock in comparison to its book value per share at June 30, 2009 and the number of shares of common stock that may be exchanged in such a transaction, the exchange of securities in such a transaction may result in the issuance of 20% or more of the outstanding common stock of the Corporation or 20% or more of the voting power of the Corporation’s outstanding stock in exchange for Subordinated Notes having a value that is less than the greater of the book value or market value of the shares, and could result in one or more of the holders of Subordinated Notes acquiring or having the right to acquire 20% or more of the outstanding common stock following the exchange. Therefore, to comply with Nasdaq Marketplace Rule 5635, the Corporation is seeking shareholder approval for the potential issuance of shares of common stock in an exchange transaction so that the Corporation will have flexibility to enter into and close such a transaction on a timely basis. The terms of the exchange offer for Subordinated Notes as made on July 30, 2009 are $900 per $1,000 principal amount of Subordinated Notes if tendered for exchange on or before August 13, 2009 and $850 per $1,000 principal amount if tendered after August 13, 2009 and on or before the expiration date, in each case payable in common stock valued based on the volume weighted average price per share for the five trading days ending on the expiration date of the exchange offer, up to a maximum of 500,000,000 shares. However, Citizens has the right, subject to applicable law, to modify the terms of the exchange offer at any time prior to the expiration date and may modify such terms if deemed in Citizens’ best interests. If the Corporation waited until after it decided to modify the terms of the exchange offer before arranging for another special meeting of its shareholders to approve the terms as modified, it would delay and possibly jeopardize the consummation of the transaction.

Generally, under published Nasdaq interpretative guidance, general authorizations by the shareholders for purposes of Nasdaq Marketplace Rule 5635 will be effective only if limited to transactions which are completed within three months of the approval. The three month requirement only applies to the initial issuance of the shares of common stock or other securities exercisable for or convertible into common stock. Nasdaq interpretative guidance also requires us to include a maximum potential discount in shareholder proposals such as this one. As described above, the price being offered was determined, and any modified price, if any, subject to the maximum discount, would be determined, by a committee of the board of directors and would likely depend upon discussions with holders of Subordinated Notes and prevailing market conditions.

If the issuance of common stock in the exchange transaction for the Subordinated Notes results or would result in one or more holders of Subordinated Notes beneficially owning 20% or more of the common stock following the issuance of common stock, then shareholder approval of this proposal also will constitute approval of any change in control or potential change in control for purposes of Nasdaq Marketplace Rule 5635 and no additional approval will be solicited.

As of the date of this proxy statement, except as otherwise disclosed in this proxy statement, the Corporation does not have any specific plans, arrangements or contracts with any third party, which alone or when aggregated with subsequent transactions, would contemplate or require the Corporation to issue shares of its common stock or other securities exercisable for or convertible into common stock in excess of 20% of its outstanding common stock or voting power and at a price that would be less than the book or market value of the Corporation’s common stock as of such date or that would result in a change in control of the Company. If any material plans, arrangements or contracts regarding securities issuances subject to this proposal arise after the date of this proxy statement and prior to the actual vote on this proposal, the Corporation will notify its shareholders and make revised proxy solicitation materials publicly available in accordance with SEC rules. These materials will include a new proxy card, if necessary.

Any transaction requiring approval by shareholders under Nasdaq Marketplace Rule 5635 would likely result in a significant increase in the number of shares of common stock outstanding, and current shareholders will own a smaller percentage of the outstanding common stock. Moreover, the shares of common stock exchanged for the Subordinated Notes will be freely tradable. The issuance of these securities will cause a significant reduction in the percentage interests of current shareholders in the voting power, liquidation value, and book and market value of the Corporation, and in its future earnings per share. The sale or resale of these securities could cause the market price of the common stock to decline. In addition to the foregoing, the increase in the number of issued shares of common stock in connection with one or more financings may have an incidental anti-takeover effect in that additional shares may dilute the stock ownership of one or more parties seeking to obtain control of the Corporation. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership. Please also see “Proposal To Approve An Amendment To The Corporation’s Articles Of Incorporation To Increase The Number Of Authorized Shares — Effect On Outstanding Common Stock.”

The foregoing description of the terms of the exchange for Subordinated Notes and the reasons for the exchange offer is included for informational purposes to shareholders in connection with this proxy solicitation and does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Corporation. The Corporation cannot guarantee that any exchange transaction will be completed (or, if so, what the terms or timing may be) and, accordingly, cannot be certain that it will reacquire and cancel any Subordinated Notes. If the board of directors determines that such issuance is in the best interests of the Corporation, the Corporation could exchange up to a total of 750,000,000 shares of its common stock.

Even if our shareholders approve this proposal, we may only issue shares of common stock authorized for issuance under our Articles of Incorporation. Our Articles of Incorporation currently authorize the issuance of up to 150,000,000 shares of common stock. As of July 29, 2009, there were 680,995 unissued and unreserved shares of common stock available for issuance by the Corporation. Our issuance of shares of common stock in excess of that amount is contingent upon shareholder approval of the Common Stock Proposal.

The board of directors recommends that shareholders vote FOR the Debt Exchange Proposal, for purposes of complying with Nasdaq Marketplace Rule 5635, to authorize the Corporation to issue shares of the Corporation’s common stock in exchange for up to $125 million aggregate principal amount of Subordinated Notes upon such terms as the board of directors shall deem to be in the best interests of the Corporation, provided that (i) not more than 750,000,000 shares of common stock may be issued in the exchange, (ii) the Corporation will issue for each $1,000 principal amount of Subordinated Notes accepted for exchange a number of shares of common stock having a dollar value that is not more than $1,100 and not less than $750, (iii) the dollar value per share of common stock used in determining the Exchange Ratio will be the average volume weighted average price of one share of common stock for a designated number of trading days in the seven trading days ending not later than the last day of the exchange offer, and (iv) the issuance of shares of common stock pursuant to such exchange offer shall occur not later than the date three months after the date of the approval of the Debt Exchange Proposal by the shareholders of the Corporation.

ADJOURNMENT, POSTPONEMENT OR CONTINUATION
OF THE SPECIAL MEETING (THE “ADJOURNMENT PROPOSAL”)

If at the special meeting the number of shares of common stock present in person or represented by proxy and voting in favor of the Common Stock Proposal or the Debt Exchange Proposal is insufficient to approve such proposal, management may move to adjourn, postpone or continue the special meeting in order to enable the board of directors to continue to solicit additional proxies in favor of such proposals; however, the special meeting may not be adjourned, postponed or continued to a date later than October 9, 2009. In that event, you will be asked to vote only upon the Adjournment Proposal and any other proposal described in this proxy statement for which, at such time, the Corporation has received sufficient votes for approval and not the proposal for which sufficient votes for approval have not been received.

In this proposal, the Company is asking you to authorize the holder of any proxy solicited by its board of directors to vote in favor of adjourning, postponing or continuing the special meeting and any later adjournments. If the shareholders approve the Adjournment Proposal, the Corporation could adjourn, postpone or continue the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit proxies in favor of a proposal not receiving votes sufficient for approval, including the solicitation of proxies from the shareholders that have previously voted against such proposal. Among other effects, approval of the Adjournment Proposal could mean that, even if proxies representing a sufficient number of votes against either the Common Stock Proposal or the Debt Exchange Proposal have been received, the Corporation could adjourn, postpone or continue the special meeting without a vote on such proposal and seek to convince the holders of those shares to change their votes to vote in favor of such proposal.

Approving the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy at the special meeting and entitled to vote thereon. No proxy that is specifically marked AGAINST the Common Stock Proposal or the Debt Exchange Proposal will be voted in favor of the Adjournment Proposal unless the proxy is specifically marked FOR the Adjournment Proposal.

The board of directors believes that if the number of shares of its common stock present in person or represented by proxy at the special meeting and voting in favor of the Common Stock Proposal or the Debt Exchange Proposal is insufficient to approve such proposal, it is in the best interests of the shareholders to enable the board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal.

The board of directors has approved and recommends a vote “FOR” the Adjournment Proposal granting the board of directors the discretionary authority to adjourn the special meeting to a date not later than October 9, 2009.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference in this proxy statement the information contained under Part II, Items 7, 7A, 8 and 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the information contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, each as filed with the SEC. We also incorporate by reference in this proxy statement the information contained in any reports (and amendments thereto) filed with the SEC under the Securities Exchange Act of 1934 after the date hereof and prior to the date of the special meeting.

You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov. Additionally, you may request a copy of any of these filings at no cost, by writing to or telephoning us at the following address: Citizens Republic Bancorp, Inc., 328 South Saginaw Street, Flint, Michigan 48502, Attention: Investor Relations or by telephone at (810) 257-2506. We undertake to provide by first class mail, within one business day of receipt of such a request, a copy of any and all information that has been incorporated by reference in this proxy statement.

Representatives of Ernst & Young LLP will be present at the special meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions submitted to the Secretary of Citizens in advance of the special meeting.

OTHER MATTERS

The board of directors is not aware of any other matters which may come before the special meeting. Currently, in accordance with our bylaws, the only matters to be acted on at the special meeting are those described in this proxy statement, along with any necessary procedural matters related to the special meeting. As to procedural matters, or any other matters that are determined to be properly brought before the special meeting calling for a vote of the shareholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Any proposal by a shareholder intended to be included in the proxy statement for the 2010 annual meeting must be received by Thomas W. Gallagher, the secretary of the Corporation, by the close of business on December 18, 2009. In addition to applicable rules of the SEC for inclusion of shareholder proposals in our proxy statement, our bylaws provide that, in order for a shareholder proposal to be properly brought before the annual meeting, written notice of such proposal must be given by the shareholder to our corporate secretary, either by personal delivery or by United States mail, postage prepaid, not later than February 26, 2010, which is the 90th day prior to the first anniversary of the 2009 annual meeting. If the annual meeting date has been advanced to a date earlier than April 27, 2010, which is the 30th day prior to the first anniversary of the 2009 annual meeting or delayed to a date later than July 26, 2010, which is the 60th day after the first anniversary of the 2009 annual meeting, then notice of the proposal must be given within 10 days after the first public disclosure of the date of such meeting in accordance with the procedures set forth in our bylaws. We also expect the persons named as proxies for the 2010 annual meeting of shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal properly presented at that meeting by a shareholder who does not provide us with written notice of the proposal during the period provided in our bylaws.

CITIZENS REPUBLIC BANCORP, INC.

Thomas W. Gallagher
Executive Vice President
General Counsel and Secretary

Flint, Michigan
July 31, 2009

ANNEX I

The following selected unaudited pro forma financial information has been presented to give effect to and show the pro forma impact of the offers to holders of our Subordinated Notes and holders of our trust preferred securities traded on the New York Stock Exchange (“Trust Preferred Securities”) to exchange shares of our common stock for such Subordinated Notes and Trust Preferred Securities (collectively, the “Exchange Offers”) and our participation in the U.S. Treasury’s Capital Assistance Program (the “CAP” and, together, with the Exchange Offers, the “Capital Transactions”) on our balance sheet as of March 31, 2009 and also describes the impact of the Capital Transactions on our earnings for the fiscal year ended December 31, 2008 and the three-month period ended March 31, 2009.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial position or results that would have been realized had the Capital Transactions been completed as of the dates indicated or that will be realized in the future when and if the Capital Transactions are consummated. The selected unaudited pro forma financial information has been derived from, and should be read in conjunction with, our historical consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the three month period ended March 31, 2009, filed with the SEC, each of which is incorporated by reference into this proxy statement.

Our unaudited pro forma consolidated balance sheets as of March 31, 2009 have been presented as if the Capital Transactions had been completed on March 31, 2009 and our pro forma consolidated statements of income have been presented as if the Capital Transactions had been completed on January 1, 2008.

For purposes of the pro forma presentations for the year ended December 31, 2008 and period ended March 31, 2009, and as of March 31, 2009, we have assumed that, for purposes of the Exchange Offers, the average Volume Weighted Average price, or “Average VWAP”, of our common shares is $0.59, which we determined assuming the pricing date for the determination of the Average VWAP ended on and included July 28, 2009. The Average VWAP of our common shares is the arithmetic average of VWAP for each trading day during the five consecutive trading day period ending on and including the expiration date of the Exchange Offers.

Unaudited Pro Forma Balance Sheets

We have shown the pro forma impact of a “High Participation Scenario” and a “Low Participation Scenario” with respect to the Capital Transactions prepared using the assumptions set forth below. The “High Participation Scenario” assumes (i) the tender of 75% of the trust preferred securities and exchange (after proration, if any) of such securities for common shares, (ii) the tender of 75% of the outstanding Subordinated Notes and exchange (after proration, if any) of such securities for common shares and (iii) the issuance of $290 million of preferred stock to the U.S. Treasury under the CAP including $100 million of preferred stock that would be exchanged for a portion of our outstanding Series A Preferred Stock issued to the U.S. Treasury under the CPP.. The “Low Participation Scenario” assumes (i) the tender and exchange of 25% of the Trust Preferred Securities into common shares, (ii) the tender and exchange of 25% of the outstanding Subordinated Notes for common shares and (iii) the issuance of $95 million of preferred stock to the U.S. Treasury under the CAP with none exchanged for outstanding Series A Preferred Stock.

There can be no assurances that the foregoing assumptions will be realized in the future, including as to the amounts and percentages of Subordinated Notes and Trust Preferred Securities (together “Subject Securities”) that will be tendered in the Capital Transactions.

[Insert pro forma balance sheets — high and low participation scenarios]

Unaudited Pro Forma Earnings Implications

The following presents the pro forma impact of the Capital Transactions on certain statement of income items and earnings per share for the fiscal year ended December 31, 2008 and the three-month period ended March 31, 2009 as if the Capital Transactions had been completed on January 1, 2008 under the “High Participation Scenario” and the “Low Participation Scenario.”

I-1

[insert pro form statements of operations — high and low participation scenarios and related assumptions discussion]

I-2

CITIZENS REPUBLIC BANCORP, INC.
September 9, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned shareholder of Citizens Republic Bancorp, Inc. (the “Corporation”) hereby appoints James L. Wolohan and Cathleen H. Nash, or either of them, my proxies or proxy, with full power of substitution to vote all shares of stock of the Corporation that the undersigned would be entitled to vote at the special meeting of shareholders of the Corporation to be held at the Holiday Inn-Gateway Centre, 5353 Gateway Centre, Flint, Michigan 48507 on Wednesday September 9, 2009 at 8:30 a.m. local time, and at any adjournments thereof to approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 150,000,000 to 1,050,000,000 shares (the “Common Stock Proposal”), to approve a proposal to issue additional shares of our common stock in accordance with Nasdaq Market Rule 5635 in exchange for up to $125 million principal amount of our outstanding subordinated notes (the “Debt Exchange Proposal”), to approve a proposal to grant the board of directors authority to adjourn, postpone or continue the special meeting (the “Adjournment Proposal”) and to consider and act upon any other matters that are both necessary to obtaining a shareholder vote for the Common Stock Proposal, the Debt Exchange Proposal, and the Adjournment Proposal or to properly come before the meeting or any adjournment or postponement thereof. Unless a contrary instruction is provided, this proxy when properly executed will be voted FOR the Common Stock Proposal, FOR the Debt Exchange Proposal and FOR the Adjournment Proposal.
For participants in the Corporation’s Amended and Restated Section 401(k) Plan (“Plan”), this card also provides voting instructions to the trustees under the Plan for the undersigned’s allowable portion, if any, of the total number of shares of common stock of the Corporation held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF SHAREHOLDERS OF
CITIZENS REPUBLIC BANCORP, INC.
September 9, 2009
PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.citizensbanking.com/shareholdermeeting
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE COMMON STOCK PROPOSAL, A VOTE “FOR”
THE DEBT EXCHANGE PROPOSAL, AND A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE ☑

1.	To approve a proposal to amend our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150,000,000 to 1,050,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	To approve a proposal to issue additional shares of our common stock in accordance with Nasdaq Market Rule 5635 in exchange for up to $125 million principal amount of our outstanding subordinated notes.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.	To approve a proposal to grant the board of directors authority to adjourn, postpone or continue the special meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

The undersigned acknowledges receipt of the notice of special meeting of shareholders and the proxy statement dated July 30, 2009 and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

Signature:	Date:	Signature:	Date:

NOTE: Please sign exactly as your names appear on this proxy. When shares are held jointly, each holder must sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name and duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.